Exhibit 99.1

FOR IMMEDIATE RELEASE

Cole Capital® Announces Cole Office & Industrial REIT (CCIT II), Inc. Estimated Share Value of $10.00 and Timing for the Close of its Primary Offering

Phoenix, AZ, April 11, 2016 - The Board of Directors (the “Board”) of Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II” or the “Company”), a publicly registered non-listed real estate investment trust (“REIT”) focused on investing in single-tenant, income-producing necessity office and industrial properties, today announced an estimated per share net asset value (“NAV”) of its common stock of $10.00 as of February 29, 2016 and the timing for the close of its primary offering on July 29, 2016.

“We are pleased with the performance of CCIT II and the strength of its office and industrial portfolio,” said Bill Miller, Chief Executive Officer and President of Cole Capital. “We will continue our efforts to maximize the value of the portfolio through active management, while at the same time embracing the industry’s evolution to meet the needs of shareholders and advisors.”

Estimated NAV
In anticipation of the implementation of the new customer account statement rules (FINRA Regulatory Notice 15-02) that went into effect today, the Company engaged Cushman & Wakefield of Illinois, Inc., Valuation & Advisory group (“Cushman & Wakefield”), to assist the Board with determining the estimated per share NAV and a fair value range of CCIT II’s real estate portfolio. Using the NAV methodology, Cushman & Wakefield arrived at a valuation range of $9.08 to $10.69 per share. The estimated per share NAV was determined and approved by the Board based on the recommendation of its valuation committee, which is comprised solely of independent directors, including the independent Chairman of the Board.

The valuation was based upon the estimated market value of CCIT II’s assets, less the estimated market value of the Company’s liabilities, divided by the total shares outstanding, and was performed in accordance with the valuation guidelines established by the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs. The estimated NAV does not reflect any “portfolio premium,” nor does it reflect an enterprise value for the Company. This is the first estimated NAV valuation that the Company has conducted. The Board intends to determine an estimated per share NAV on at least an annual basis going forward.

Offering Close
The Board has approved the close of the Company’s primary offering on July 29, 2016. In connection with the closing, the Company’s policy will be to accept subscription agreements only if they are received by the Company’s transfer agent on or before the close of business on July 29, 2016 and fully funded and in good order no later than the close of business on August 31, 2016. CCIT II intends to continue to sell shares of its common stock in the offering pursuant to its distribution reinvestment plan following the termination of its public offering.

To date, CCIT II has paid 26 consecutive monthly distributions to its shareholders, with a current distribution rate equal to an annualized amount of $0.63 per share. The distribution amount per share declared by the Board is not affected by the determination of the NAV.

About Cole Office & Industrial REIT (CCIT II), Inc.
CCIT II is a public, non-listed REIT formed in 2013 that invests primarily in single-tenant, income-producing, necessity office and industrial properties that are leased to creditworthy tenants under long-term, net leases. CCIT II seeks to provide access to high-quality commercial real estate assets, providing current income, reduced overall portfolio volatility and the potential for capital appreciation for its shareholders.

About Cole Capital®
Cole Capital is the investment management business of VEREIT, Inc. As an industry leading non-listed REIT sponsor, Cole Capital creates innovative net lease real estate products that serve individual investors and financial professionals. Our business model is built upon the simple objective of collecting rent from some of the biggest corporations in America and passing it on as a stream of income to our investors. Additional information about Cole Capital and its products can be found on its website at www.colecapital.com.

Forward Looking Statements
Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, the expected closing of the Company's primary offering and the estimated net asset value per share of the Company’s common stock. Cushman & Wakefield relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Cushman & Wakefield’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including, but not limited to, the Company’s inability to continue to pay a monthly distribution at the current rate, the Company’s inability to maximize the value of the Company’s portfolio and the Company’s inability to successfully close its primary offering. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events occurring after the Company’s determination of an estimated per share NAV may cause the value of, and returns on, the Company’s investments to be less than those used for purposes of determining the Company’s estimated per share NAV.

Media Contact
Parke Chapman
Rubenstein Associates
212.843.8489 | pchapman@rubenstein.com

John Bacon, Senior Vice President, Corporate Communications
VEREIT, Inc.
602.778.6057 | jbacon@VEREIT.com